UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 11, 2007

TO THE STOCKHOLDERS OF EXAR CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of EXAR CORPORATION, a Delaware corporation (the “Company”), will be held on October 11, 2007 at 3:00 p.m. local time at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538, for the following purposes:

1.	To elect four (4) Directors to hold office until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on August 31, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company for a period of ten (10) days before the Annual Meeting.

By Order of the Board of Directors

/s/ THOMAS R. MELENDREZ
THOMAS R. MELENDREZ
Secretary

Fremont, California

September 11, 2007

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

EXAR CORPORATION

48720 KATO ROAD

FREMONT, CALIFORNIA 94538

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD OCTOBER 11, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Exar Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on October 11, 2007, at 3:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s Corporate Headquarters at 48720 Kato Road, Fremont, California 94538. The Company intends to mail these Proxy solicitation materials on or about September 14, 2007 to all stockholders entitled to vote at the Annual Meeting.

Voting Rights and Outstanding Shares

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. Only holders of record of the Company’s common stock, $0.0001 par value (“Common Stock”) at the close of business on August 31, 2007 are entitled to notice of and to vote at the Annual Meeting. At the close of business on August 31, 2007, 51,996,078 shares of Common Stock were issued and outstanding, and there were 225 holders of record of Common Stock. The Company had no shares of preferred stock outstanding. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. Stockholders may not cumulate votes in the election of Directors.

Quorum; Abstentions; Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present, in person or by Proxy, at the Annual Meeting in order to have the required quorum for the transaction of business. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If the shares present, in person and by Proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker does not receive voting instructions from the beneficial owners of those shares or does not vote the shares in other circumstances in which Proxy authority is defective or has been withheld with respect to any matter. Directors are elected by a plurality vote. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled to vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders. The other matters submitted for stockholder approval at this Annual Meeting will be decided by the affirmative vote of the holders of a majority of shares present in person or represented by Proxy and entitled to vote on such matter. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions and broker non-votes are counted as present for the purposes of determining the presence or absence of a quorum for the transaction of business.

Abstentions with respect to any matter other than the election of Directors will be treated as shares present or represented and entitled to vote on that matter and will thus have the same effect as negative votes. Broker non-votes are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained.

Voting Via the Internet or by Telephone

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s Proxy card. A number of brokers and banks offer the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in this or another similar program, you may grant a Proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from your broker or bank. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a Proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Proxies; Revocability of Proxies

Whether or not you are able to attend the Annual Meeting, the Company urges you to submit the Proxy, which is solicited by the Company’s Board of Directors and which when properly completed will be voted as you direct. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of each Director proposed by the Board unless the authority to vote for the election of any such Director is withheld. If no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 and, with respect to any other proposals properly brought before the Annual Meeting, as the Board of Directors recommends. You are urged to give direction as to how to vote your shares. Any person giving a Proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s Corporate Headquarters, 48720 Kato Road, Fremont, California 94538, a written notice of revocation or a duly executed Proxy bearing a later date. If you vote your Proxy over the Internet or by telephone pursuant to instructions from your bank or broker, those instructions should inform you how to revoke your Proxy. Your Proxy may also be revoked by attending the Annual Meeting and voting in person. Attendance at the meeting will not, by itself, revoke a Proxy.

Solicitation

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names but that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram, or other means by Directors, officers or employees. Such individuals, however, will not be compensated by the Company for those services. The Company has also engaged Georgeson Inc. to assist it in the solicitation of proxies, and expects to pay Georgeson approximately $5,000 for its services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Stockholder Proposals

Proposals of stockholders that are intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company not later than May 14, 2008 in order to be included in the Proxy Statement and Proxy relating to that Annual Meeting. Further, stockholders who wish to present a proposal for consideration at the Company’s 2008 Annual Meeting of Stockholders, whether or not they want such proposal included in the Company’s Proxy Statement, must submit such proposals in accordance with the Company’s Bylaws and must be received by the Company not later than May 14, 2008. Proposals received after that date will be considered untimely and may not be presented at the Company’s 2008 Annual Meeting of Stockholders. In addition, the Proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before July 31, 2008.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation and Bylaws currently provide for a classified board; however, the Amended and Restated Certificate of Incorporation was amended to declassify the Board as of the 2008 Annual Meeting of Stockholders. The Company has fixed the Board size at eight Directors and the Board of Directors is presently composed of eight members. However, Mr. Guy Adams has resigned from the Board effective as of September 20, 2007. Following Mr. Adams departure from the Board, there will be one vacancy on the Board among the Class II Directors. The class of Directors whose term of office expires at the Annual Meeting currently consists of four Class I Directors. As a result of the declassification of the Board effective at the 2008 Annual Meeting of Stockholders, the Directors elected at the Annual Meeting as Class I Directors will serve for a term of one year, expiring at the 2008 Annual Meeting. The Company has nominated Messrs. Pierre Guilbault, Brian Hilton, Juan “Oscar” Rodriguez and Ralph Schmitt for election to the Board at the Annual Meeting as Class I Directors. If elected at the Annual Meeting, each of Messrs. Guilbault, Hilton, O. Rodriguez and Schmitt will serve until the 2008 Annual Meeting of Stockholders, or until his successor is duly elected and qualified or until his earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. In the event that such nominees should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee(s) as the Board of Directors may propose. The nominees have agreed to serve if elected, and the Company has no reason to believe that they will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting. The four nominees for Director who receive the highest number of affirmative votes shall be elected as Directors. You may not vote for more than four nominees, and the proxies solicited by this Proxy Statement may not be voted for more than four nominees. Notwithstanding the fact that Directors are elected by a plurality of the votes present in person or represented by Proxy and entitled to vote at the meeting, the Board of Directors has adopted a policy that, in an uncontested election, any Director not receiving the affirmative vote of at least a majority of the shares present in person or represented by Proxy and entitled vote at the meeting shall immediately submit his or her resignation to the Board. The Board will then accept or reject such resignation as it shall deem advisable and in the best interests of the Company’s stockholders.

The Company’s Board of Directors recommends that you vote FOR the Company’s nominees.

Class I Directors for Election for a One-Year Term Expiring at the 2008 Annual Meeting

PIERRE GUILBAULT

Pierre Guilbault, age 53, was appointed to the Company’s Board of Directors upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Mr. Guilbault served as a member of Sipex’s board of directors since September 2006. He has been with Future Electronics, the Company’s largest distributor and an affiliate of the Company’s largest stockholder, since 2002 as Executive Vice President and Chief Financial Officer. Prior to joining Future, Mr. Guilbault was Executive Vice President and Chief Financial Officer of My Virtual Model, Motion International Inc. and Steinberg, Inc.

BRIAN HILTON

Brian Hilton, age 64, was appointed to the Company’s Board of Directors upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Mr. Hilton served as a member of Sipex’s board of directors since July, 2004, and as the chairman of the board of directors of Sipex since 2006. He has over 35 years of experience in the semiconductor industry. Most recently, Mr. Hilton was president of Avnet Electronics

Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding its presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola Inc., reaching the position of corporate vice president and director of worldwide sales and marketing for Motorola’s Semiconductor Products Sector (SPS).

JUAN “OSCAR” RODRIGUEZ

Oscar Rodriguez, age 47, joined the Company as a Director in September 2005. Beginning in April 2007, Mr. Rodriguez became a Director as well as the Chief Executive Officer and President of IPUNITY Glenayre, a private technology firm. Beginning in April 2006, Mr. Rodriguez served as Vice President for the carrier ethernet solutions business at Lucent Technologies, which designs and delivers the systems, services and software that drive communications networks. After Lucent Technologies was acquired by Alcatel, Mr. Rodriguez served as its Chief Marketing Officer in the Enterprise Business Group until April 2007. From August 2003 until the acquisition of Riverstone Networks, Inc., a provider of carrier ethernet infrastructure solutions for business and residential communications services, in April 2006 by Lucent Technologies, Mr. Rodriguez served as Chief Executive Officer, President and a Director of Riverstone Networks. Mr. Rodriguez also held various positions at Nortel Networks Corporation, a telecommunications systems company, including as Divisional President, Enterprise solutions business, from October 2002 to August 2003; Divisional President, Intelligent Internet business from August 2001 to October 2002; and Vice President, Portfolio & Operations from October 2000 to July 2001. Prior to that, Mr. Rodriguez served as President and Chief Operating Officer of Arris Interactive, a provider of cable MSO (Multiple Service Operator) voice and data products. He has also served in several management positions in privately-held and venture-backed companies in the communications and networking industry. Mr. Rodriguez holds a B.S. in Computer Engineering from the University of Central Florida, an MBA from the Kenan-Flagler Business School at the University of North Carolina, Chapel Hill, and a certificate in Strategic Marketing from Harvard Business School.

RALPH SCHMITT

Ralph Schmitt, age 46, was appointed to the Company’s Board of Directors and as the Company’s President and Chief Executive Officer upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Prior to its acquisition by the Company, Mr. Schmitt served as Chief Executive Officer of Sipex and as a member of Sipex’s board of directors since June 2005. Prior to joining Sipex, Mr. Schmitt was the Executive Vice President of Sales, Marketing and Business Development at Cypress Semiconductor Corporation where he was responsible for the transformation of the organization and strategy from a product-based to a market-based approach. Throughout his career he has had considerable exposure to the Asia marketplace as well as broad end markets including wireless, wireline, computation, consumer and industrial. Mr. Schmitt has also served on the boards of Cypress subsidiaries, Silicon Light Machines and Cypress Microsystems, and on the boards of privately held companies like Azanda Networks and Stargen. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer.

Class II Directors Continuing in Office Until the 2008 Annual Meeting

RICHARD L. LEZA

Richard L. Leza, age 60, joined the Company as a Director in October 2005 and was elected Chairman in September 2006. He was also appointed as the acting Chief Executive Officer and President (Interim) of the Company in February of 2007, and he served in that position until August 25, 2007. Mr. Leza is the founder, Chairman and Chief Executive Officer of AI Research Corporation, an early stage venture capital firm specializing in the areas of business-to-business software, information technology, medical devices and medical analytical software applications. Mr. Leza has served in such position, which is his principal occupation and employment, since 1988. He is also the co-founder, past Chairman and past President of Hispanic-Net, a non-profit organization. From 1998 to 2001, Mr. Leza was the co-founder, Chairman and Chief Executive Officer of CastaLink, Inc., a provider of a web-based supply chain collaboration solution which provided business process automation and real-time access to mission critical information among enterprises, their customers and suppliers. From 1997 to 1999, Mr. Leza served as co-founder, Chairman and Chief Executive Officer of NucleoTech Corporation, an application software company focused on developing, integrating and marketing a family of digital image-driven analytical DNA software solutions. From 1982 to 1988, he was co-founder, Chairman and Chief Executive Officer of RMC Group, Inc., which provided management and research services for public and private technology companies. Mr. Leza is a Board member of the Stanford Graduate School of Business Advisory Council and a three time member of Hispanic Business Magazines’ top 100 influential Hispanics in the United States. He is also a 2004 Telemundo Hispanic Business Salute Honoree and the recipient of the 2003 Rainbow/PUSH Coalition TrailBlazer Award. He is the author of various publications, writing on topics such as exporting, venture capital and developing business plans. Mr. Leza earned an MBA from Stanford University Graduate School of Business and a B.S. in Civil Engineering from New Mexico State University.

PETE RODRIGUEZ

Pete Rodriguez, age 45, joined the Company as a Director in October 2005. Mr. Rodriguez has over 23 years of engineering, sales and senior management experience in the semiconductor and electronics industry. Mr. Rodriguez is currently Chief Marketing Officer of Virage Logic Corporation, a semiconductor intellectual property supplier. Mr. Rodriguez previously served as President, CEO and a Director of Xpedion Design Systems, Inc., a private, venture-funded developer of electronic design automation solutions for wireless communication circuits and systems. Mr. Rodriguez held this role for six years until Xpedion was acquired by Agilent Technologies in 2006. Prior to Xpedion, Mr. Rodriguez held senior management positions in sales and marketing at Escalade Corporation, a provider of software for chip design acquired by Mentor Graphics. Mr. Rodriguez also held senior sales management positions at LSI Logic, as well as product management and process engineering positions at Aerojet Electronics, Teledyne Microwave and Siliconix. Mr. Rodriguez holds an MBA from Pepperdine University, an MSEE from California Polytechnic University and a BS in Chemical Engineering from California Institute of Technology.

Class III Directors Continuing in Office Until the 2008 Annual Meeting

JOHN S. MCFARLANE

John S. McFarlane, age 58, joined the Company as a Director in January 2004. He is currently self-employed as a private investor and has served as a Director of Pitney Bowes, a supplier of global mailing solutions and document management systems, since October 2000. From February 2004 to February 2005, Mr. McFarlane was the Chairman and Chief Executive Officer of Ascendent Systems, a private communications software company. From 2003 to 2005, Mr. McFarlane served as a member of the Board for Creo Inc., a supplier of digital pre-press equipment and workflow software for the graphic design and printing industry that was acquired by Kodak in June of 2005. From March 2001 to April 2002, Mr. McFarlane was President and Chief Executive Officer of Nexsi Systems, a provider of high-performance Internet security and traffic management systems. From May 1997 to March 2001, Mr. McFarlane held senior executive positions, including President of the Service Provider business and President of the Software Division, at Sun Microsystems, Inc., a network computing company. Prior to Sun Microsystems, he spent over 17 years at Northern Telecom and Bell Northern Research. Mr. McFarlane holds a B.Sc. and an MBA from the University of Toronto.

Resigning Director

GUY W. ADAMS

Guy W. Adams, age 56, joined the Company as a Director in October 2005, and is currently a Class II Director. Mr. Adams is the managing director of GWA Capital Partners LLC, which is the managing member of GWA Investments, LLC and the general partner of GWA Master Fund, L.P., where he has served since 2002. GWA Investments, LLC is an investment fund investing in publicly traded securities managed by GWA Capital Partners LLC, a registered investment advisor. Prior to 2002, Mr. Adams was the President of GWA Capital,

which he founded in 1996 to invest his own capital in public and private equity transactions. Mr. Adams is currently a member of the board of trustees of Mercer International Inc., where he has served since August 2003. From July 2001 until May 2002, Mr. Adams served as a Director of Lone Star Steakhouse & Saloon, Inc. Mr. Adams earned an MBA from Harvard Business School and a B.S. in Petroleum Engineering from Louisiana State University. Mr. Adams has resigned from the Company’s Board of Directors effective as of September 20, 2007.

Board Committees and Meetings

During the fiscal year ended March 31, 2007, the Board of Directors held 15 meetings and acted by written consent on one occasion. The Board maintains an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. During the fiscal year ended March 31, 2007, each Board member attended at least 75% or more of the aggregate of the meetings of the Board and of the Committees on which he served that were held during the period for which he was a Director or Committee member, respectively. The current charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee, as well as the Corporate Governance Principles of the Board of Directors, the Company’s Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, and information concerning direct communication with non-employee Directors, are posted on the Company’s website at www.exar.com. The Board has determined that each of Messrs. Adams, Hilton, McFarlane, O. Rodriguez and P. Rodriguez is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market and is “independent” as that term is defined in SEC Rule 10A-3. The Board has also determined that with Mr. Leza ceasing to be acting President and Chief Executive Officer (Interim) upon the appointment of Mr. Schmitt as President and Chief Executive Officer, that Mr. Leza is now an “independent director” as currently defined under the listing standards of The NASDAQ Global Market in accordance with IM-4200 issued by NASDAQ under Rule 4200 of its Marketplace Rules in that Mr. Leza’s interim employment as an executive officer did not extend beyond one year.

Audit Committee

The Audit Committee currently consists of three (3) Directors, Messrs. Hilton (Chair), McFarlane and P. Rodriguez. The Audit Committee, serving under a written charter adopted by the Board of Directors, which is posted on the our website at www.exar.com, reviews financial reports, information and other disclosures submitted by us to any regulatory agency or disclosed to the public, reviews our system of internal controls regarding finance and accounting and our auditing, accounting and financial reporting processes. The Audit Committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party to review the reliability and integrity of our financial reporting process and internal control system; (ii) select the independent registered public accounting firm and review and appraise the independent registered public accounting firm’s qualifications, independence and performance; and (iii) provide the Board with such information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. The Audit Committee held 13 meetings and did not act by written consent during the 2007 fiscal year. The Board of Directors has determined that Mr. Hilton is an “audit committee financial expert” as defined by Item 407 of SEC Regulation S-K and that each member of the Audit Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market and is “independent” as that term is defined in SEC Rule 10A-3.

Compensation Committee

The Compensation Committee currently consists of three (3) Directors, Messrs. Leza, O. Rodriguez (Chair) and P. Rodriguez. The Compensation Committee serves under a written charter adopted by the Board of Directors which is posted in the Corporate Governance section of the Company’s website at www.exar.com. The Compensation Committee assists the Board of Directors by reviewing, approving, modifying and administering the Company’s compensation plans, arrangements and programs.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	evaluating the performance of and reviewing and approving the level of compensation for the Company’s President and Chief Executive Officer (CEO);

•

evaluating the performance of and reviewing and approving the levels of compensation for each employee who (i) is a corporate officer of the Company, (ii) reports directly to the President and CEO, (iii) serves as director of a department, group or other functional component of the Company, or (iv) has a base salary rate of $200,000 or more per year;

•

reviewing and advising the Board of Directors concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness within the industry of the Company’s executive compensation programs;

•

reviewing and recommending for adoption by the Board of Directors equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar employee benefit plans and programs, and reviewing and recommending amendments to any such plans or programs; and

•	administering the Company’s equity compensation plans, incentive and bonus programs, retirement plans, deferred compensation plans, and other similar employee benefit plans and programs.

The Compensation Committee held 15 meetings and acted by written consent on two occasions during the 2007 fiscal year. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

The Compensation Committee has delegated to the Company’s chief executive officer the authority to make employee stock option grants on the first trading day of each calendar month to new-hires during the prior month that are not executive officers and which fall within previously approved guidelines. Our executive officers, including the Named Executive Officers (as identified below), do not have any role in determining the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers. However, our CEO does make recommendations to the Compensation Committee with respect to compensation paid to the other executive officers.

Pursuant to its charter, the Compensation Committee is authorized to retain such independent compensation consultants and other outside experts or advisors as it believes to be necessary or appropriate to carry out its duties. During fiscal 2007, the Compensation Committee retained the firm of Mercer Human Resource Consulting, as independent compensation consultants to assist it in determining the compensation levels for our senior executive officers. The Compensation Committee made its compensation decisions during fiscal 2007, including decisions with respect to its Named Executive Officers’ compensation, after consultation with Mercer. Mercer advised the Compensation Committee with respect to trends in executive compensation, determination of pay programs, assessment of competitive pay levels and mix (e.g., proportion of fixed pay to incentive pay, proportion of annual cash pay to long-term incentive pay), and setting compensation levels. Mercer also reviewed and identified our appropriate peer group companies for fiscal 2007 and helped the Compensation Committee to obtain and evaluate current executive compensation data for these peer group companies. All compensation decisions were made solely by the Compensation Committee or the Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of three (3) Directors, Messrs. Hilton, McFarlane (Chair) and O. Rodriguez. The Corporate Governance and Nominating Committee, serving under a written charter adopted by the Board of Directors and which is posted in the Corporate Governance section of the Company’s website at www.exar.com, adopts and ensures compliance with ethical principles and governance standards applicable to the Company’s Directors and Executive Officers to ensure corporate integrity and responsibility. The Corporate Governance and Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and committees thereof. The Corporate Governance and Nominating Committee held two meetings and did not act by written consent during the 2007 fiscal year. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an “independent director” as currently defined under the listing standards of The NASDAQ Global Market.

If the Corporate Governance and Nominating Committee wishes to identify new Director candidates for Board membership, it is authorized to retain, and to approve the fees of, third party executive search firms to help identify prospective Director nominees. The Corporate Governance and Nominating Committee has not formally adopted any specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Corporate Governance and Nominating Committee believes that candidates and nominees must reflect a Board that is comprised of Directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have or have had experience in positions with a high degree of professional or industry responsibility, (iv) are or were leaders in the companies or institutions with which they are or were affiliated, (v) have qualifications that will increase overall Board effectiveness and (vi) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members. The Board has adopted a mandatory retirement age policy of 70 years of age, provided that the Board may choose to waive this policy in the case of any Director or nominee as the Board shall deem appropriate and in the best interests of the Company’s stockholders. In order to identify and evaluate nominees for Director, the Corporate Governance and Nominating Committee regularly reviews the current composition and size of the Board of Directors, reviews qualifications of nominees, evaluates the performance of the Board of Directors as a whole, and evaluates the performance and qualifications of individual members of the Board of Directors eligible for re-election at the Annual Meeting of Stockholders. In doing so, the Committee considers such factors as character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and the general needs of the Board, including applicable independence requirements. The Corporate Governance and Nominating Committee considers each individual candidate in the context of the current needs of the Board of Directors as a whole. The Corporate Governance and Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

The Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth above. A stockholder that desires to recommend a candidate for election to the Board of Directors shall direct the recommendation in writing to Exar Corporation, attention Corporate Secretary, 48720 Kato Road, Fremont, CA 94538, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years and evidence of the nominating person’s ownership of Company stock, a statement from the recommending stockholder in support of the candidate, references, particularly within the context of the criteria for Board membership, including issues of character, diversity, skills, judgment, independence, industry experience, professional expertise, corporate experience, length of service, other commitments and the like, and a written indication by the candidate of her/his willingness to serve, if elected.

Policy Regarding Director Attendance at Annual Meetings of Stockholders

The Company strongly encourages all incumbent Directors and nominees for election to the Board to attend each Annual Meeting of Stockholders. Six out of seven of the Company’s then serving Directors attended the 2006 Annual Meeting of Stockholders held on September 7, 2006.

Stockholder Communications with the Board

A stockholder that desires to communicate directly with the Board of Directors or one or more of its members concerning the affairs of the Company shall direct the communication in written correspondence by letter to Exar Corporation, attention Corporate Secretary, at the Company’s offices at 48720 Kato Road, Fremont, CA 94538. When such communication is intended for selected members of the Board of Directors, the intended recipients shall be clearly indicated in bold type at the beginning of the letter. Alternatively, a stockholder may communicate with the non-employee members of the Board via the Company’s Internet website at: www.exar.com.

Director Compensation—Fiscal 2007

The following table presents information regarding the compensation paid during fiscal 2007 to members of our Board of Directors who are not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to Mr. Gregorian and Mr. Leza, each of whom served as our President and CEO during part of fiscal 2007, and to Mr. Guire, who served as our Chief Financial Officer during part of fiscal 2007, is presented below in the Summary Compensation Table and the related explanatory tables.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Guy W. Adams	47,500	34,373	124,605	—	—	—	206,478
Frank P. Carrubba(4)	30,000	—	117,359	—	—	—	147,359
John S. McFarlane	37,500	68,998	285,330	—	—	—	391,828
Oscar Rodriguez	40,000	34,373	153,517	—	—	—	227,890
Pete Rodriguez	40,000	68,998	124,605	—	—	—	233,603

(1)

The amounts reported in Columns (c) and (d) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). In connection with his resignation from the Board, Mr. Carrubba forfeited 15,000 stock options during fiscal 2007. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards and option awards contained in Note 2, “Accounting Policies” to our Consolidated Financial Statements, included as part of our 2007 Annual Report to Stockholders filed on Form 10-K and incorporated herein by reference.

(2)	The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of March 31, 2007.

Director	Number of Shares Subject to Outstanding Options as of 3/31/07	Number of Unvested Restricted Stock Units as of 3/31/07
Guy W. Adams	54,000	4,500
Frank P. Carrubba	139,676	—
John S. McFarlane	77,825	4,500
Oscar Rodriguez	54,000	4,500
Pete Rodriguez	54,000	4,500

(3)

As described below, we granted each of our Non-Employee Directors (other than Mr. Carrubba) an award of 4,500 restricted stock units at our annual meeting on September 7, 2006. Each of these awards had a value of $61,200 on the grant date. In addition, we granted Mr. McFarlane and Mr. P. Rodriguez an award of 2,500 shares of fully-vested stock on March 21, 2007. Each of these awards had a value of $34,625 on the grant date. See footnote (1) for the assumptions used to value these awards.

(4)	Mr. Carrubba resigned as a member of the Board effective as of September 7, 2006.

Summary of Director Compensation

Compensation for Non-Employee Directors during fiscal 2007 generally consisted of an annual retainer, chairperson fees, and an annual equity award. On May 25, 2006, the Board of Directors approved a new compensation program for Non-Employee Directors (the “Director Compensation Program”). In establishing the Director Compensation Program, the Board of Directors and the Compensation Committee engaged the services of Mercer Human Resource Consulting, an independent compensation consultant, and took its recommendations into consideration. The program was designed to reflect current market trends in non-employee director compensation and to reduce the total compensation of our Non-Employee Directors.

Annual Retainers and Chairperson Fees. The cash component of the Director Compensation Program went into effect on October 1, 2006. Prior to that date, we paid each Non-Employee Director an annual retainer of $40,000. The Chairman of the Board received an additional $20,000 annual retainer, and the Chairpersons of the Audit Committee and the Compensation Committee each received an additional $10,000 annual retainer.

Effective October 1, 2006, the annual retainer for all Non-Employee Directors was reduced from $40,000 to $30,000. The annual retainer for the Chairperson of the Audit Committee was increased from $10,000 to $15,000. In addition, the Chairperson of the Corporate Governance and Nominating Committee began receiving an annual retainer of $5,000. The annual retainers for the Chairman of the Board and the Chairperson of the Compensation Committee were not changed.

We also reimburse Non-Employee Directors for documented expenses for travel and professional education incurred in connection with their duties as Directors of the Company.

Annual Equity Awards. The equity component of the Director Compensation Program went into effect when stockholders approved the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) at our annual meeting on September 7, 2006. Prior to that time, Non-Employee Directors received an option to purchase 54,000 shares of our common stock upon being initially elected or appointed to the Board of Directors, and continuing Non-Employee Directors received an option to purchase 22,500 shares of our common stock at each Annual Meeting of Stockholders. The Chairman of the Board received an additional option to purchase 22,500 shares of our common stock at each Annual Meeting.

Beginning with the 2006 Annual Meeting, each Non-Employee Director will be granted an option to purchase 24,000 shares of our common stock upon being initially elected or appointed to the Board of Directors. These options will have an exercise price equal to the closing price of our common stock on the grant date and will generally vest in three equal annual installments over the three-year period following the grant date. In addition, each Non-Employee Director will be granted 4,500 restricted stock units upon being initially elected or appointed to the Board of Directors, and each Non-Employee Director continuing in office after an Annual Meeting of Stockholders will be granted 4,500 restricted stock units as of the Annual Meeting date. The Director serving as Chairman of the Board will be granted an additional 2,250 restricted stock units at each Annual Meeting. These restricted stock unit awards will vest upon the earlier of the first anniversary of the grant date or the next annual meeting of stockholders and will be paid in shares of our common stock on a one-for-one basis upon vesting. Non-Employee Directors do not have the right to vote or dispose of the restricted stock units but do have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid to our stockholders. In addition to the grants described above, each of our Non-Employee Directors is eligible for additional discretionary award grants under the 2006 Plan.

On September 7, 2006, each of our then serving Non-Employee Directors other than Mr. Carrubba (i.e., Messrs. Adams, McFarlane, O. Rodriguez and P. Rodriguez) was granted 4,500 restricted stock units. Mr. Leza, who was also a non-employee director at the time of the grant, received 4,500 restricted stock units and 2,250 for being elected Chairman. In addition, in recognition of the significant amount of work done as members of the Strategic Committee of the Board of Directors, on March 21, 2007 Messrs. McFarlane and P. Rodiguez were each granted 2,500 shares of stock that were fully vested as of the date of grant. Each of these awards was granted under, and is subject to the terms of, the 2006 Plan. The Board of Directors administers the 2006 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the 2006 Plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Director Stock Ownership Guidelines

The Company has adopted the following stock ownership guidelines for its Directors:

Director candidates, who have agreed to stand for election by the stockholders, or for election by the Board to fill a vacancy, are asked to purchase a nominal number of shares of Company Common Stock (at least 1,000 shares). The shares should normally be acquired as follows:

1.	In the case of election by the Board of Directors to fill a vacancy on the Board, either before or within 30 days following such election; or

2.	In the case where a new candidate is to stand for election by the stockholders, the stock should be purchased upon nomination by the Board to stand for election by the stockholders.

Within three years of becoming a Director, each Director is expected to accumulate and thereafter continue to hold, a minimum of 14,500 shares of Company Common Stock. Restricted stock grants from the Company are applied toward this goal. The shares must be held by the Director as an individual, or as part of a Family Trust.

It is intended that the guidelines be flexible where needed to avoid foreclosing viable candidates in appropriate circumstances.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by Proxy at the meeting and entitled to vote is required for the election of each of the above nominees.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the election of the above nominees.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, independent auditors for the Company during the fiscal year ended March 31, 2007, to serve in the same capacity for the fiscal year ending March 31, 2008, and is asking the stockholders to ratify this appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Principal Accountants

The following table shows the fees paid or accrued by us for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2006 and 2007:

Description Of Services	2007	2006
Audit Fees	$894,893	$803,845
Audit-Related Fees	—	$32,500
Tax Fees	—	—
All Other Fees	$1,500	$1,500

Total	$896,393	$837,845

Audit Fees. Audit Fees relate to professional services rendered in connection with the audit of our annual financial statements and the audit of internal control over financial reporting and the related management assessment of internal control over financial reporting, quarterly review of financial statements included in our 10-Q, and audit services provided in connection with other statutory and regulatory filings. The increase in Audit fees is primarily attributable to the recently required audit of internal control over financial reporting and the related management assessment of internal control over financial reporting.

Audit-Related Fees. Audit-Related Fees include professional services reasonably related to the audit of our financial statements, including but not limited to consultation on accounting standards or transactions and audits of employee benefit plans.

Tax Fees. Tax Fees include professional services related to tax compliance, tax advice and tax planning, including but not limited to the preparation of federal and state tax returns.

All Other Fees. All Other Fees include professional services related to non-audit related consulting services.

Financial Information Systems Design and Implementation Fees. We did not engage PricewaterhouseCoopers LLP to provide advice to us regarding financial information systems design and implementation during fiscal year 2007.

Audit Committee Pre-Approval Policies and Procedures

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and non-audit services provided to us by the independent auditors or subsequently approve non-audit services in those circumstances where a subsequent approval is necessary and permissible. All of the 2007 audit fees, audit-related fees, tax fees, and all other fees, were pre-approved by the Audit Committee of our Board of Directors.

The Audit Committee considered whether the provision of audit-related services, tax services, financial information systems design and implementation services and other non-audit services is compatible with the principal accountants’ independence.

Required Vote

The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors recommends. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of August 31, 2007:

•	each stockholder who is known by the Company to own beneficially more than 5% of the Company’s Common Stock;

•	each of the Company’s principal executive officers, principal financial officers and other three most highly compensated executive officers for the 2007 fiscal year;

•	each of the Company’s Directors; and

•	all of the Company’s current Directors and executive officers as a group.

Unless otherwise indicated, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. Beneficial ownership is determined in accordance with the rules of the SEC. Applicable percentage ownership is based on 51,996,078 shares of Common Stock outstanding as of August 31, 2007, taking into account the issuance of 16,459,076 shares of Common Stock in connection with the Company’s acquisition of Sipex Corporation on August 25, 2007. In computing the number and percentage of shares beneficially owned by a particular person, shares of Common Stock subject to options currently exercisable, or exercisable within sixty (60) days of August 31, 2007, are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. In preparing the table below, the Company has used publicly available information filed with the SEC by Company stockholders and former stockholders of Sipex Corporation. In the case of former stockholders of Sipex Corporation, the Company has applied the exchange ratio applicable in the acquisition of Sipex of 0.6679 shares of Company Common Stock for each share of Sipex Common Stock to determine the number of shares of Company Common Stock held by such persons. As a result of the issuance of the above mentioned shares in connection with the acquisition of Sipex Corporation by the Company, the Company believes that certain persons who had made filings with the SEC as owning more than 5% of the Company’s Common Stock no longer own more than 5% of the Company’s Common Stock and therefore have not been included in the table below. Except as listed below, the address for each person listed in the below table is c/o Exar Corporation, 48720 Kato Road, Fremont, California 94538.

	Beneficial Ownership(1)
Beneficial Owner	Number Of Shares	Percent Of Total
Alonim Investments Inc.(2) 1501 McGill College Avenue, 26th Floor Montreal, Quebec H3A 3N9 Canada	7,591,607	14.6%
Dimensional Fund Advisors LP(3) 1299 Ocean Avenue Santa Monica, CA 90401	4,322,086	8.3%
Trivium Capital Management, LLC(4) 600 Lexington Avenue, 23rd Floor New York, NY 10022	4,156,403	8.0%
Guy W. Adams(5)	168,500	*
Pierre Guilbault(6)	5,218	*
Brian Hilton(7)	17,322	*
Richard L. Leza(8)	57,750	*
John S. McFarlane(9)	91,825	*
Oscar Rodriguez(10)	41,500	*
Pete Rodriguez(11)	46,000	*
Ralph Schmitt(12)	195,157	*
Roubik Gregorian(13)	835,976	1.6%
Ronald W. Guire(14)	25,545	*
Mir B. Ghaderi(15)	230,329	*
J. Scott Kamsler(16)	6,000	*
Thomas R. Melendrez(17)	223,315	*
Stephen W. Michael(18)	193,118	*
All Current Executive Officers and Non-Employee Directors as a group (15 persons)(19)	1,296,005	2.4%

*	Represents beneficial ownership of less than one percent of the Common Stock.

(1)	This table is based on information supplied by the executive officers, Directors, and principal stockholders and on Schedules 13G and 13G(A) filed with the SEC.

(2)

All of the outstanding shares listed are held indirectly through a wholly owned affiliate, Rodfre Holding LLC. The share number is based on a Schedule 13D filed by Alonim Investments Inc. on September 4, 2007, and does not include: (i) 150,277 shares owned by Joie Investment Holding LLC; (ii) and options to purchase 5,218 shares held by Pierre Guilbault; of which Alonim Investments Inc. disclaims beneficial ownership therein.

(3)

Based on a Schedule 13G filed by Dimensional Fund Advisors LP on February 2, 2007 with respect to the Company, as well as a Schedule 13G/A filed by Dimensional Fund Advisors LP (under its former name, Dimensional Fund Advisors Inc.) on February 9, 2007 with respect to Sipex Corporation.

(4)

Pursuant to a Schedule 13G filed with the SEC on May 24, 2007 by and on behalf of Trivium Capital Management, LLC., (“Trivium”) and Trivium Offshore Fund, Ltd., (“Off Shore”), Trivium reported that it shared voting power over 2,249,438 and shared dispositive power over 2,325,000 with respect to 2,325,000 shares of Common Stock. Offshore Fund reported that it had shared voting power and shared dispositive power with respect to 1,831,403 shares of Common Stock.

(5)

Consists of options to purchase 54,000 shares granted to Mr. Adams, which were exercisable on August 31, 2007, or within 60 days after that date, and restricted stock units for 4,500 shares which are scheduled to vest and be distributed within 60 days after August 31, 2007, as well as 48,600 shares owned by GWA Investments, LLC and 61,400 shares owned by GWA Master Fund, LP, in each case which Mr. Adams may be deemed to beneficially own.

(6)

Consists of options to purchase 5,218 shares granted to Mr. Guilbault, which were exercisable on August 31, 2007, or within 60 days after that date. Mr. Guilbault is an executive officer of Future Electronics Inc., an affiliate of Alonim Investments Inc., and therefore may be deemed to beneficially own the shares listed in the table for Alonim Investments Inc. Mr. Guilbault disclaims beneficial ownership of those shares and of the 150,277 shares owned by Joie Investment Holding LLC described in Footnote (2) above.

(7)	Consists of options to purchase 17,322 shares granted to Mr. Hilton, which were exercisable on August 31, 2007, or within 60 days after that date.

(8)

Includes 36,000 shares subject to outstanding options granted to Mr. Leza, which were exercisable on August 31, 2007, or within 60 days after that date, and restricted stock units for 6,750 shares which are scheduled to vest and be distributed within 60 days after August 31, 2007.

(9)

Includes 77,825 shares subject to outstanding options granted to Mr. MacFarlane, which were exercisable on August 31, 2007, or within 60 days after that date, and restricted stock units for 4,500 shares which are scheduled to vest and be distributed within 60 days after August 31, 2007.

(10)

Includes 36,000 shares subject to outstanding options granted to Mr. O. Rodriguez, which were exercisable on August 31, 2007, or within 60 days after that date, and restricted stock units for 4,500 shares which are scheduled to vest and be distributed within 60 days after August 31, 2007.

(11)

Includes 36,000 shares subject to outstanding options granted to Mr. P. Rodriguez, which were exercisable on August 31, 2007, or within 60 days after that date, and restricted stock units for 4,500 shares which are scheduled to vest and be distributed within 60 days after August 31, 2007.

(12)	Includes 194,804 shares subject to outstanding options granted to Mr. Schmitt, which were exercisable on August 31, 2007, or within 60 days after that date.

(13)

Includes 750,167 shares subject to outstanding options granted to Mr. Gregorian, which were exercisable on August 31, 2007, or within 60 days after that date. Mr. Gregorian’s employment with us terminated on February 22, 2007.

(14)	Mr. Guire’s employment with us terminated on June 30, 2006.

(15)

Includes 206,379 shares subject to outstanding options granted to Mr. Ghaderi, which were exercisable on August 31, 2007, or within 60 days after that date. On July 12, 2007, Mr. Ghaderi resigned as our Vice President of Engineering and Product Development.

(16)	Mr. Kamsler joined us on February 20, 2007 and serves as Senior Vice President and Chief Financial Officer.

(17)	Includes 216,000 shares subject to outstanding options granted to Mr. Melendrez, which were exercisable on August 31, 2007, or within 60 days after that date.

(18)	Includes 162,000 shares subject to outstanding options granted to Mr. Michael, which were exercisable on August 31, 2007, or within 60 days after that date.

(19)

Includes 1,092,764 shares subject to outstanding options exercisable within 60 days after August 31, 2007, or restricted stock units scheduled to vest and be distributed within 60 days after August 31, 2007, including those identified in notes (5), (6), (7), (8), (9), (10), (11), (12), (16), (17) and (18).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Company Common Stock and other equity securities of the Company. Executive Officers, Directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2007, all of our Executive Officers, Directors and greater than ten percent (10%) stockholders complied with applicable Section 16(a) filing requirements.

Code of Ethics

We have adopted a Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers that applies to certain executive officers and a Code of Business Conduct and Ethics that applies to all employees. The current Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers and the current Code of Business Conduct and Ethics are posted on our website at: www.exar.com. Any future amendments to or waivers of our Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers and Code of Business Conduct and Ethics will also be posted to our website. In addition, we will provide, without charge, a copy of our Code of Ethics for Principal Executives, Executive Management and Senior Financial Officers and our Code of Business Conduct and Ethics to anyone requesting a copy. Those who wish to receive such a copy should submit a written request to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Investor Relations, M/S 210

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to the individuals who served as our principal executive officer or our principal financial officer during fiscal 2007, and our three other most highly compensated executive officers. These individuals are listed in the “Summary Compensation Table” below and are referred to as the “Named Executive Officers”. As noted below, Mr. Gregorian resigned as our President and Chief Executive Officer (“CEO”) and a member of our Board of Directors in February 2007 and was replaced by Mr. Leza, our Chairman of the Board, on an interim basis. Mr. Guire resigned as our Executive Vice President, Chief Financial Officer and Assistant Secretary and a member of our Board of Directors in June 2006. Mr. Kamsler was hired in February 2007 to serve as our Chief Financial Officer and Senior Vice President. In addition, Mr. Ghaderi, our Vice President of Engineering and Product Development, resigned on July 12, 2007.

Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of our President and CEO in setting compensation levels for our other executive officers.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

•

the program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

•	the program adequately rewards performance which is tied to creating stockholder value.

The Compensation Committee also reviews compensation levels to ensure they are reasonable after consideration of the executive compensation programs of similar companies.

Our current executive compensation program is based on three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) long-term stock awards, including stock options and awards of restricted stock units that are subject to time-based vesting requirements. We also provided certain perquisites and personal benefits during fiscal 2007 to Mr. Gregorian pursuant to his employment agreement and, in certain cases, we provide severance benefits to our Named Executive Officers if their employment terminates under certain circumstances.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. These are the elements of our executive compensation program where the value of the benefit in any given year is not dependent on performance (although base salary amounts and benefits determined by reference to base salary may increase from year to year depending on performance, among other things). We believe that in order to attract and retain top executives, we need to provide them with predictable compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our Named Executive Officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual bonuses and long-term equity awards are the elements of our executive compensation program that are designed to reward performance and thus the creation of stockholder value.

The Compensation Committee believes that performance-based compensation such as annual bonuses and long-term equity incentives play a significant role in aligning management’s interests with those of our stockholders. For this reason, these forms of compensation constitute a substantial portion of each of our Named Executive Officers’ compensation. For fiscal 2007, the Compensation Committee approved executive compensation arrangements for our Named Executive Officers (other than Mr. Gregorian, our former CEO), that were intended to result in up to 50% of each executive’s total direct compensation being incentive compensation tied directly to stockholder value creation, with base salary constituting the balance of their fiscal 2007 total direct compensation. (As used in this discussion, the term “total direct compensation” means the aggregate amount of the executive’s base salary, annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting.) The terms of Mr. Gregorian’s compensation for fiscal 2007 were set forth in his employment agreement with the Company. Our compensation packages are designed to promote teamwork, initiative and resourcefulness by key employees whose performance and responsibilities directly affect our results of operations.

From time to time as the Compensation Committee deems appropriate, it retains independent compensation consultants to help identify appropriate peer group companies and to obtain and evaluate current executive compensation data for these companies. For fiscal 2007, the Compensation Committee retained the consulting firm of Mercer Human Resource Consulting for this purpose. Based on the consultants’ recommendations, the Compensation Committee selected Power Integrations Inc., White Electronics Designs, Mindspeed Technologies, Kopin Corp, Pericom Semiconductor, Advanced Power Technology, Catalyst Semiconductor, Inc., Microtune Inc., Supertex Inc., PLX Technology Inc., HI/FN Inc. and Transwitch Corp as our peer group companies for fiscal 2007.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and has a targeted value at approximately the 75th percentile of our peer group companies identified above. In general, the Compensation Committee targets the 50th percentile for the comparable companies identified in the annual review described above for total direct compensation paid to our CEO and targets total direct compensation for executive officers other than our CEO at the 50th percentile for our peer companies. The Compensation Committee believes that these levels are appropriate as the Company is smaller than most of the peer companies, ranking at approximately the 50th percentile in terms of market capitalization and market value among these companies. Because the Compensation Committee generally determines the target value of our current executive compensation program based on an assessment of the compensation paid by our peer group companies, we do not generally factor in amounts realized from prior compensation paid to the Named Executive Officers.

Current Executive Compensation Program Elements

Base Salaries

Salaries for our Named Executive Officers are reviewed by the Compensation Committee on an annual basis. In general, the Compensation Committee targets base salary levels between the 50th and 75th percentiles among our peer group companies identified in the annual review described above. As noted above, the Compensation Committee believes that a significant portion of executive officers’ compensation should be in the form of incentive compensation that helps to align the interests of our executives with those of our stockholders. Accordingly, our executive officers’ salary levels are set at or below the median level of our peer companies so that a greater percentage of our executives’ compensation may be delivered in the form of incentive compensation.

As described below, the Company has entered into a consulting agreement with Mr. Leza, the Company’s Chairman of the Board and extended an offer letter to Mr. Kamsler to become the new CFO. In the case of Mr. Leza, the Company has agreed to pay Mr. Leza $35,000 per month while he serves as interim President and CEO. The Company has not entered into employment agreements with any of its other Named Executive Officers that provide for minimum levels of base salary. In setting specific salary levels for each Named Executive Officer and the Company’s other executive officers, the Compensation Committee assesses the executive’s past performance and expected future contributions to the Company, the executive’s salary and responsibilities relative to the other executive officers, and the salaries of similarly situated executives with our peer companies. The Compensation Committee believes that the base salary levels of the Named Executive Officers and the other executive officers generally are reasonable in view of competitive practices, the Company’s performance and the contribution of those officers to that performance.

Annual Incentive Bonuses

Historically, annual incentive bonuses have been awarded to executive officers based upon multiple performance criteria, including evaluations of personal job performance and performance measured against objective business criteria. Other than Mr. Kamsler’s offer letter, the Company does not have employment agreements with its Named Executive Officers that provide contractual rights to receive a fixed actual or target bonus for any given year. Instead the Compensation Committee generally has discretion to establish the target bonus for each executive for each fiscal year, with the amount of the executive’s actual bonus being determined based on the performance factors specified for that year.

For fiscal 2007, we did not adopt a formal bonus program. Rather, the Compensation Committee had discretion to determine bonuses for our Named Executive Officers for fiscal 2007 based on its assessment of the Company’s performance generally and the performance of the individual executive. Mr. Melendrez was awarded a bonus of $25,000 in fiscal 2007 related to his exceptional contributions to the Company in connection with certain litigation involving the Company and Vicor. In addition, Mr. Melendrez and Mr. Guire were each awarded a bonus of $1,480 in fiscal 2007 in recognition of their having performed 20 years of service with us. The Compensation Committee determined that no other bonuses would be paid to the Named Executive Officers for fiscal 2007.

See “Subsequent Compensation Actions” below for a description of the incentive bonus plan we adopted for fiscal 2008.

Long-Term Incentive Equity Awards

Our policy is that the long-term compensation of its Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have historically made annual grants of stock options and more recently restricted stock unit awards to provide further incentives to our executives to increase stockholder value. The Compensation Committee bases its award grants to executives each year on a number of factors, including:

•	the executive’s position with us and total compensation package;

•	the executive’s performance of his or her individual responsibilities;

•	the equity participation levels of comparable executives at comparable companies; and

•	the executive’s contribution to the success of our financial performance.

In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grants to the individual and us, the accounting impact of the grants to us and the potential dilution effects of the grants to our stockholders.

Annual award grants are generally made at the meeting of the Compensation Committee held each fiscal year in conjunction with our annual meeting of stockholders. This meeting is scheduled well in advance and typically held in September. Other than grants made in connection with the hiring or promotion of employees or other special circumstances, the Compensation Committee generally does not grant equity awards at any other time during the year. As mentioned above, the Compensation Committee has delegated to the CEO the authority to make any applicable option grants to new employees (other than executive officers) hired during the prior month on the first trading day of each month following the month of hire. The Compensation Committee has implemented this process to ensure that option grants are done on a regular and consistent basis without regard to stock price performance or our release of material information.

Stock Options. We make a portion of our long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executives as they typically vest ratably on each annual anniversary over the four-year period after the date of grant.

Restricted Stock Units. We also grant long-term incentive awards to Named Executive Officers in the form of restricted stock units. In general, the restricted stock units vest over the three-year period following the date of grant and, upon vesting, are paid in shares of our common stock. Thus, the units are designed both to link executives’ interests with those of our stockholders as the units’ value is based on the value of our common stock and to provide a long-term retention incentive for the vesting period.

Fiscal 2007 Equity Grants. We granted Mr. Leza 6,750 restricted stock units during fiscal 2007 pursuant to the non-employee director compensation program at our 2006 Annual Meeting of Stockholders in September 2006. During fiscal 2007, the Compensation Committee approved grants of restricted stock units to Messrs. Melendrez, Michael and Ghaderi at levels consistent with management’s recommendation, market data for their positions and consistent with their responsibilities and performance. Mr. Kamsler’s equity awards in fiscal 2007 were made to him in connection with his commencing employment with us. For more information regarding these grants, please see “Grants of Plan-Based Awards” above.

Severance and Other Benefits Upon Termination of Employment

Each of Messrs. Michael, Ghaderi and Melendrez participate in our Change in Control Severance Plan. Under his offer letter with the Company, Mr. Kamsler would also be entitled to severance benefits if his employment terminated under the circumstances described below. We provide severance benefits under this plan because we believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our Named Executive Officers and other executive officers as many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage our executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction may be uncertain, we provide these officers with severance benefits if their employment is actually or constructively terminated by us without cause in connection with a change in control. The severance benefits for the Named Executive Officers are generally determined as if they continued to remain employed for one to two years following their actual termination date, depending on the length of their service with the Company.

We believe that our executive officers should receive these change in control severance benefits if their employment is constructively terminated in connection with a change in control. Otherwise, potential acquirers could constructively terminate a Named Executive Officer’s employment (i.e. by a material reduction in the executive’s compensation or duties) and avoid paying any severance benefits at all without this protection. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, the Change in Control Severance Plan provides that the executive may terminate employment in connection with a change in control under circumstances that we believe would constitute a constructive termination of the Named Executive Officer’s employment.

We do not believe that Named Executive Officers should be entitled to receive cash severance benefits merely because a change in control transaction occurs. The payment of cash severance benefits is only triggered by an actual or constructive termination of employment. However, as described below under “Grants of Plan-Based Awards,” outstanding options and other equity-based awards granted under our 2006 Equity Incentive Plan (the “2006 Plan”), including those awards held by our Named Executive Officers, may accelerate on a change in control of the Company unless otherwise provided by the Board.

Under the Change in Control Severance Plan, participating Named Executive Officers are reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide these Named Executive Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we determined the appropriate level of change in control severance protections for each Named Executive Officer without factoring in the adverse effects that may result from imposition of these excise taxes. The excise tax gross-up is intended to make the Named Executive Officer whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of change in control severance protections that we have determined to be appropriate.

Subsequent Compensation Actions

On April 25, 2007, the Compensation Committee approved our Fiscal Year 2008 Senior Executive Incentive Compensation Program. The program provides that participating executives will be entitled to an incentive compensation payment based on achievement of a combination of company and individual goals. Payments will be calculated using a formula that includes (a) the participant’s fiscal year base salary, (b) the participant’s target incentive bonus, (c) the participant’s maximum target bonus, (d) a “Company Modifier”, and (e) and an “Individual Modifier”. The Company Modifier is based on a combination of the Company’s revenue and operating profit. The Individual Modifier is based on the executive’s individual performance goals. The Modifiers may be greater than 100% with higher than target levels of achievement. Under the program, an executive’s bonus will be determined 70% by reference to the Company’s performance and 30% by reference to the executive’s performance. The Compensation Committee believes that the program aligns the interests of the executives with those of our stockholders and provides that a meaningful portion of the executives total potential cash compensation is tied to performance.

Policy with Respect to Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and certain other executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee believes that no part of our tax deduction for compensation paid to the Named Executive Officers for fiscal 2007 will be disallowed under Section 162(m). The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with our goals and the goals of our stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

The Compensation Committee has certain duties and powers as described in its charter. The Compensation Committee is currently composed of the three non-employee Directors named at the end of this report, each of whom is independent as defined by the listing standards of The NASDAQ Global Market.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this report. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.

Compensation Committee of the Board of Directors
Richard L. Leza
Pete Rodriguez
Oscar Rodriguez (Chairman)

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2007, except for Mr. McFarlane who served on the Compensation Committee until September 2006 and was re-appointed to the Compensation Committee on June 1, 2007 and Mr. Leza who was appointed to the Compensation Committee on August 27, 2007. Mr. Adams served on the Compensation Committee during all of fiscal 2007, and continued to serve on the Compensation Committee until June 1, 2007. No member of the Compensation Committee is or has been a former or current executive officer of the Company or had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related-party transactions, except that Mr. Leza served as an interim executive officer of the Company from February 22, 2007 until August 25, 2007. None of our executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended March 31, 2007.

(1)

SEC filings sometimes “incorporate information by reference.” This means we are referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless we specifically state otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act or the Securities Exchange Act.

SUMMARY COMPENSATION TABLE—FISCAL 2007

The following table presents information regarding the compensation of each of our Named Executive Officers for services rendered during fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)	(i)	(j)
Richard L. Leza(3) Chairman of the Board, Chief Executive Officer and President (Interim)	2007	44,100	—		51,559	124,605	—	—	39,750	260,014

Roubik Gregorian(4) Former Chief Executive Officer and President	2007	480,766	—		138,276	777,596	—	—	29,323	1,425,961

J. Scott Kamsler(5) Senior Vice President and Chief Financial Officer	2007	21,923	—		47,531	10,087	—	—	512	80,053

Ronald W. Guire(6) Former Executive Vice President, Chief Financial Officer and Assistant Secretary	2007	113,551	1,480	(8)	—	102,880	—	—	629,892	847,803

Mir B. Ghaderi(7) Vice President of Engineering and Product Development	2007	244,400	—		13,063	154,999	—	—	4,848	417,310

Thomas R. Melendrez General Counsel, Secretary and Executive Vice President Business Development	2007	250,000	26,480	(8)	15,350	60,056	—	—	4,128	356,014

Stephen Michael Vice President, Operations and Reliability & Quality Assurance	2007	214,843	—		9,467	16,864	—	—	5,675	246,849

(1)

The amounts reported in Columns (e) and (f) of the table above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). Mr. Gregorian forfeited 10,000 shares of restricted stock and 95,833 stock options in connection with the termination of his employment with us. Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal 2007 Year-End” below. For a discussion of the assumptions and methodologies used to value the awards reported in Column (e) and Column (f), please see the discussion of stock awards and option awards contained in Note 2, “Accounting Policies” to our Consolidated Financial Statements, included as part of our Annual Report for fiscal 2007 filed on Form 10-K with the SEC and incorporated herein by reference. For information about the stock awards and option awards granted to our Named Executive Officers for fiscal 2007, please see the discussion under “Grants of Plan-Based Awards” below.

(2)

The amounts reported in this column include our contributions to individual Named Executive Officers’ accounts under our 401(k) plan and term life insurance policy. We are not the beneficiary of the life insurance policies, and the premiums that we pay in excess of amounts excluded under Section 79 of the Internal Revenue Code are taxable as income to the applicable officer. This insurance is not split-dollar life insurance. The fiscal 2007 401(k) matching contributions and term life insurance premiums reported in the table above was as follows:

Name	401(k) Matching Contribution ($)	Life Insurance Premium ($)
Richard L. Leza	—	—
Roubik Gregorian	2,877	1,429
J. Scott Kamsler	329	183
Ronald W. Guire	1,993	417
Mir B. Ghaderi	3,300	1,548
Thomas R. Melendrez	3,300	828
Stephen Michael	3,300	2,375

In addition, for Mr. Gregorian, the amount in this column also includes a $20,000 auto allowance, $2,850 for professional services, a $1,167 patent award, and $1,000 for consulting services.

(3)

On February 22, 2007, Mr. Leza, our Chairman of the Board, was appointed as acting Chief Executive Officer and President (Interim) of the Company. The amount reported in column (i) above for Mr. Leza represents his annual retainer for service on our Board of Directors during fiscal 2007.

(4)

On February 22, 2007, Mr. Gregorian resigned as our Chief Executive Officer and President and as a member of our Board. In connection with the termination of his service with us, Mr. Gregorian entered into a separation agreement as described under “Potential Payments Upon Termination or Change in Control” below.

(5)	Mr. Kamsler was appointed our Senior Vice President and Chief Financial Officer effective February 19, 2007.

(6)

Mr. Guire retired as our Executive Vice President, Chief Financial Officer and Assistant Secretary and resigned as a member of our Board effective June 30, 2006. The amount reported in column (i) of the table above for Mr. Guire includes severance benefits in connection with the termination of his service with the Company as described under “Potential Payments Upon Termination or Change in Control” below.

(7)	On July 12, 2007, Mr. Ghaderi resigned as our Vice President of Engineering and Product Development.

(8)	These amounts reflect a $25,000 bonus for Mr. Melendrez for his performance in connection with certain litigation involving us and a $1,480 bonus for long-term service for Mr. Melendrez and Mr. Guire.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2007. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus, and long-term equity incentives consisting of stock options and restricted stock units. Named Executive Officers also earned the other benefits listed in Column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table, and the accompanying description of the material terms of the stock options and restricted stock unit awards granted in fiscal 2007, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2007. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Description of Employment Agreements—Cash Compensation

On January 18, 2007, we entered into an offer letter with Mr. Kamsler, our Senior Vice President and Chief Financial Officer. The agreement provides that Mr. Kamsler will receive an annualized base salary of $285,000. The agreement also provides for Mr. Kamsler to participate in our annual incentive plan for fiscal 2008 with a target award of 50% of his base salary and a maximum award of 100% of his base salary. Provisions of this agreement relating to equity incentive awards and post-termination of employment benefits are discussed below under the applicable sections of this report.

On February 22, 2007, we entered into a consulting agreement with Mr. Leza for the period in which he is serving as our interim CEO. The agreement provides for Mr. Leza to receive $35,000 per month for his services as interim CEO. On May 22, 2007, the term of the agreement was extended until July 22, 2007, and it was subsequently extended until August 27, 2007 when it terminated in connection with his ceasing to act as interim CEO upon the acquisition of Sipex Corporation by the Company on August 25, 2007.

New Executive Officer Employment Agreements

On May 7, 2007, the Company entered into an employment agreement with Ralph Schmitt, which was subsequently amended on August 24, 2007, pursuant to which he agreed to serve as the president and chief executive officer of the Company effective as of the effective time of the merger for a period of two years, with one-year automatic renewal periods unless either party gives the other 60 days notice prior to the expiration of the initial term or any renewal period. Mr. Schmitt will receive an annual base salary of $440,000, subject to annual review. Mr. Schmitt will also be entitled to receive an incentive bonus in an amount to be determined by the Board of Directors or the Compensation Committee in its discretion based on performance objectives established by the Board of Directors or the Compensation Committee. The target incentive bonus for the 2008 and 2009 fiscal years will be 60% of Mr. Schmitt’s base salary, unless the Company’s Board of Directors or Compensation Committee sets a higher target. Mr. Schmitt will also be entitled to additional performance based compensation as the Board of Directors or Compensation Committee determines is appropriate. If, on or before March 31, 2008, the Sipex Corporation business has achieved at least 95% of the gross margin targets for the Sipex business and at least 97% of the revenue targets for the Sipex business, in each case for the six-month period ending March 31, 2008, Mr. Schmitt will receive 10,000 fully vested shares of Company Common Stock. If, on or before September 30, 2008, the Sipex business has achieved at least 95% of the gross margin targets for the Sipex business and 97% of the revenue targets for the Sipex business, in each case for the six-month period ended September 30, 2008, Mr. Schmitt will receive an additional 10,000 fully vested shares of Company Common Stock. Pursuant to the terms of the employment agreement, on August 27, 2007, Mr. Schmitt received an option to purchase 200,000 shares of Company Common Stock, 25% of which will vest after one year and the remainder of which will vest 1/48th in 36 equal monthly installments (assuming he is still employed by the Company at the end of each such vesting period). The vesting of 100% of those options will be accelerated if Mr. Schmitt is terminated within 12 months following a change of control. After three months of service, Mr. Schmitt will receive a grant of 5,000 shares of fully vested Company Common Stock.

If Mr. Schmitt is terminated as a result of an involuntary termination or as a result of a notice of non-renewal of employment by the Company, he will be entitled to receive (i) 100% of his base salary in effect on the severance date payable in equal installments for the 12 months after his severance date, and (ii) payment of Mr. Schmitt’s premiums to continue medical coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, referred to as COBRA, until the earlier of the six-month anniversary of his severance date or the date he becomes eligible for medical coverage with another employer. If Mr. Schmitt is terminated as a result of an involuntary termination within 12 months following a change of control, he will also be entitled to receive a pro rated portion of his target incentive bonus for the fiscal year in which termination occurs and will fully vest in all 200,000 of the options granted pursuant to the employment agreement.

For purposes of Mr. Schmitt’s employment agreement:

•

“Involuntary termination” is a termination of Mr. Schmitt by the Company without cause, a resignation by Mr. Schmitt for good reason within 60 days of the event constituting good reason or a termination in the event of his death or disability.

•

“Good reason” means the occurrence of, without Mr. Schmitt’s express written consent, a material reduction of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Mr. Schmitt from such duties, position and responsibilities.

•

“Cause” means, as reasonably determined by the Company’s Board of Directors (excluding Mr. Schmitt, if he is then a member of the Board), (i) any act of personal dishonesty taken by Mr. Schmitt in connection with his responsibilities as an employee of the Company which is intended to result in substantial personal enrichment of Mr. Schmitt and is reasonably likely to result in material harm to the Company, (ii) Mr. Schmitt’s conviction of a felony or any other crime which the Company’s Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by Mr. Schmitt which constitutes misconduct and is materially injurious to the Company, or (iv) continued willful violations by Mr. Schmitt of his obligations to the Company after there has been delivered to him a written demand for performance from the Company which describes the basis for the Company’s belief that he has willfully violated his obligations to the Company.

•

“Change of Control” means (i) any merger or consolidation of the Company in which the stockholders of the Company immediately prior to the transaction do not own more than 50% of the outstanding voting power of the Company (or its successor) immediately after such transaction, (ii) the sale of all or substantially all of the assets of the Company, or (iii) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

Sipex Corporation entered into a letter agreement, dated July 19, 2005, with Mr. Edward Lam, the Company’s new Senior Vice President, Product Lines. The agreement provides that if Mr. Lam’s employment is terminated within 12 months after a change of control (which would include the acquisition by the Company) other than voluntarily, due to death or disability or for cause, then he will receive 12 months salary continuation and one-half of any unvested portion of his stock options will become fully vested and will remain exercisable for 12 months following such termination of employment.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2007

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers in fiscal 2007 or held by the Named Executive Officers and modified in fiscal 2007. Each of these awards was granted under our 2006 Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Richard L. Leza	9/7/06	—	—	—	—	—	—	6,750	—	—	91,800

Roubik Gregorian(2)	2/22/07 2/22/07 2/22/07 2/22/07 2/22/07 2/22/07 2/22/07 2/22/07 2/22/07	—	—	—	—	—	—	— — — — — — — — 10,000	24,000 100,000 80,000 12,000 50,000 60,000 100,000 200,000 —	22.92 24.38 13.52 12.32 13.34 15.83 15.34 13.52 —	598 770 68,256 7,849 39,525 36,642 67,200 88,875 3,200

J. Scott Kamsler	3/1/07 3/1/07 3/1/07	—	—	—	—	—	—	— 29,167 6,000	87,500 — —	13.39 — —	490,875 390,546 80,340

Ronald W. Guire(3)	6/30/06 6/30/06 6/30/06 6/30/06 6/30/ 06 6/30/06	—	—	—	—	—	—	—	28,020 56,000 40,000 10,000 56,000 90,000	12.30 15.35 15.83 12.32 13.52 12.45	9,139 10,808 6,320 2,813 16,531 25,767

Mir B. Ghaderi	10/17/06 3/22/07	— —	— —	— —	— —	— —	— —	6,000 12,000	— —	— —	78,000 160,800

Thomas R. Melendrez	10/17/06 3/22/07	— —	— —	— —	— —	— —	— —	7,000 15,000	— —	— —	91,000 201,000

Stephen Michael	10/17/06 3/22/07	—	—	—	—	—	—	4,500 6,000	—	—	58,500 80,400

(1)

The amounts reported in Column (l) reflect the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in Column (l), please see footnote (1) to the Summary Compensation Table.

(2)

As required under SEC rules, this table reflects the accounting charges incurred for the accelerated vesting of Mr. Gregorian’s outstanding equity awards and the extension of the exercise period for his outstanding stock options in connection with the termination of his employment with the Company. For additional information, see the description of Mr. Gregorian’s separation agreement under “Potential Payments Upon Termination or Change in Control” below.

(3)

As required under SEC rules, this table reflects the accounting charges incurred for the accelerated vesting and extension of the exercise periods of Mr. Guire’s outstanding stock options in connection with the termination of his employment with the Company. For additional information, see the description of Mr. Guire’s separation agreement under “Potential Payments Upon Termination or Change in Control” below.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal 2007 and reported in the Grants of Plan-Based Awards Table was granted under, and is subject to, the terms of the 2006 Plan. The 2006 Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2006 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding awards granted under the plan will generally become fully vested and, in the case of options, exercisable, unless the Compensation Committee provides for the substitution, assumption, exchange or other continuation of the outstanding awards. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction.

Options

Except for those modified options referred to in footnotes (2) and (3) to the table above, each option granted during fiscal 2007 and reported in Column (j) of the table above was granted with a per-share exercise price equal to the fair market value of a share of our common stock on the grant date. For these purposes, and in accordance with the terms of the 2006 Plan and our option grant practices, the fair market value is equal to the closing price of a share of our common stock on the applicable grant date.

Each option granted to our Named Executive Officers in fiscal 2007 is subject to a four-year vesting schedule, with 25% of the option vesting on each of the first four annual anniversaries of the grant date. Once vested, each option will generally remain exercisable until its normal expiration date. Each of the options granted to our Named Executive Officers in fiscal 2007 has a term of seven years. However, vested options may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances, the unvested portion of the option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the option following a termination of employment. This period is extended to twelve months if the termination is a result of the Named Executive Officer’s death or disability. If the Named Executive Officer is terminated by us for cause, the option (whether or not) vested will immediately terminate.

The options granted to Named Executive Officers during fiscal 2007 do not include any dividend rights.

Restricted Stock Units

Column (i) of the table above reports awards of restricted stock units granted to our Named Executive Officers for fiscal 2007. Each restricted stock unit represents a contractual right to receive one share of our common stock. Awards of restricted stock units granted to our Named Executive Officers for fiscal 2007 are subject to a three-year vesting schedule subject to such Named Executive Officer’s continued employment with us through the vesting date. (The restricted stock unit award granted to Mr. Leza during fiscal 2007 was in connection with his service as a member of the Board. The terms of this award are described above under “Proposal 1.”) Mr. Kamsler received 6,000 restricted stock units on March 1, 2007 that vested on May 1, 2007.

The Named Executive Officer does not have the right to vote or dispose of the restricted stock units, but does have the right to receive cash payments as dividend equivalents based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid restricted stock units then subject to the award. Such payments are made at the same time the related dividends are paid to our stockholders generally.

OUTSTANDING EQUITY AWARDS AT FISCAL 2007 YEAR-END

The following tables present information regarding the outstanding equity awards held by each of our Named Executive Officers as of March 31, 2007, including the vesting dates for the portions of these awards that had not vested as of that date. These tables also include the amounts recognized for each of these awards for financial reporting purposes for fiscal 2007 as reflected in the Summary Compensation Table above. For purposes of clarity, awards that were not outstanding as of March 31, 2007 but that were recognized for financial reporting purposes for fiscal 2007 have also been included in the table below. Additional information on these awards is presented in the table under “Option Exercises and Stock Vested” below.

	Option Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(2) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Allocable Financial Charge Recognized for FY07 ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Richard L. Leza	12/16/05	54,000	36,000	12.18	12/16/12	124,605

Totals		54,000	36,000			124,605

Roubik Gregorian	4/3/00 4/23/01 12/5/01 5/17/02 9/5/02 12/5/02 4/2/03 9/4/03 10/4/04 3/24/05	100,000 120,000 4,000 100,000 80,000 12,000 37,500 60,000 100,000 100,000	— — — — — — 12,500 — — 100,000	30.56 27.15 22.93 24.38 13.52 12.32 13.34 13.85 15.35 13.52	12/31/07 12/31/07 12/31/07 12/31/07 12/31/07 12/31/07 12/31/07 12/31/07 12/31/07 12/31/07	— — 598 770 68,256 7,849 149,441 36,642 67,200 446,570

Totals		733,500	112,500			777,596

J. Scott Kamsler	3/1/07	87,500	87,500	13.39	3/1/14	10,087

Totals		87,500	87,500			10,087

Mir B. Ghaderi	4/23/01 9/7/01 12/5/01 9/5/02 12/5/02 2/25/03 4/4/03 9/4/03 10/4/04 10/27/05	20,000 20,000 6,916 12,000 3,458 25,000 26,250 35,000 56,000 27,600	— — — — — — 8,750 — — —	27.15 19.93 22.93 13.52 12.32 12.41 13.38 15.83 15.35 12.30	4/23/08 9/7/08 12/5/08 9/5/09 12/5/09 2/25/10 4/4/10 9/4/10 10/4/11 10/27/12	— — — — — 46,797 77,172 — — 31,030

Totals		232,224	8,750			154,999

Thomas R. Melendrez	4/23/01 12/5/01 9/5/02 12/5/02 4/4/03 9/4/03 10/4/04 7/12/05 10/27/05	44,000 12,000 28,000 6,000 11,250 25,000 40,000 22,000 24,000	— — — — 3,750 — — — —	27.15 22.93 13.52 12.32 13.38 15.83 15.35 15.96 12.30	4/23/08 12/5/08 9/5/09 12/5/09 4/4/10 9/4/10 10/4/11 7/12/12 10/27/12	— — — — 33,074 — — — 26,982

Totals		212,250	3,750			60,056

Stephen Michael	4/23/01 12/5/01 9/5/02 12/5/02 9/4/03 10/4/04 10/27/05	44,000 12,000 30,000 6,000 20,000 35,000 15,000	— — — — — — —	27.15 22.93 13.52 12.32 15.83 15.35 12.30	4/23/08 12/5/08 9/5/09 12/5/09 9/4/10 10/4/11 10/27/12	— — — — — — 16,864

Totals		162,000	—			16,864

	Stock Awards
Name	Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Unit of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Allocable Financial Charge Recognized for FY07 ($)
(a)	(h)	(i)	(j)	(k)	(l)	(m)
Richard L. Leza	9/7/06	6,750	89,370	—	—	51,559

Totals		6,750	89,370	—	—	51,559

Roubik Gregorian	3/24/05	10,000	132,400	—	—	138,276

Totals		10,000	132,400	—	—	138,276

J. Scott Kamsler	3/1/07	35,167	470,886	—	—	47,531

Totals		35,167	470,886	—	—	47,531

Mir B. Ghaderi	10/17/06	6,000	79,440	—	—	11,743
	3/22/07	12,000	158,880	—	—	1,320

Totals		18,000	238,320	—	—	13,063

Thomas R. Melendrez	10/17/06	7,000	92,680	—	—	13,700
	3/22/07	15,000	198,600	—	—	1,650

Totals		22,000	291,280	—	—	15,350

Stephen Michael	10/17/06	4,500	59,580	—	—	8,807
	3/22/07	6,000	79,440	—	—	660

Totals		10,500	139,020	—	—	9,467

(1)

The dollar amounts shown in Column (j) are determined by multiplying (x) the number of shares or units reported in Column (i) by (y) $13.24 (the closing price of our common stock on the last trading day of fiscal 2007).

(2)

Mr. Leza’s unvested options vest in two equal installments, with the first installment vesting upon the earlier of the 2007 annual meeting of stockholders and December 16, 2007, and the second installment vesting upon the earlier of the 2008 annual meeting of stockholders and December 16, 2008. Mr. Gregorian’s service to the Company ceased on May 22, 2007, at which time he had vested in options to purchase an additional 16,667 shares. Mr. Kamsler’s unvested options vest in four equal installments on each of March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011, respectively. Mr. Ghaderi’s unvested options vested on April 4, 2007. Mr. Melendrez’s unvested options vested on April 4, 2007.

(3)

Mr. Leza’s unvested restricted stock units vested on September 7, 2007. Mr. Gregorian’s service to the Company ceased on May 22, 2007 without him vesting in any additional restricted stock units. Mr. Kamsler’s unvested restricted stock units vest as follows: 6,000 vested on May 1, 2007 and the remainder vests in equal installments on March 1, 2008, March 1, 2009, March 1, 2010 and March 1, 2011. Mr. Michael’s unvested restricted stock units vest as follows: 4,500 on October 17, 2009 and 6,000 in three equal installments on March 22, 2008, March 22, 2009 and March 22, 2010. Mr. Ghaderi’s unvested restricted stock units vest as follows: 6,000 on October 17, 2009 and 12,000 in three equal installments on March 22, 2008, March 22, 2009 and March 22, 2010. Mr. Melendrez’s unvested restricted stock units vest as follows: 7,000 on October 17, 2009 and 15,000 in three equal installments on March 22, 2008, March 22, 2009 and March 22, 2010.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2007

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal 2007, and on the vesting during fiscal 2007 of other stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Richard L. Leza	—	—	—	—
Roubik Gregorian	115,480	70,810	10,000	138,000
J. Scott Kamsler	—	—	—	—
Ronald W. Guire	128,020	178,009	—	—
Mir B. Ghaderi	17,994	16,212	—	—
Thomas R. Melendrez	39,000	24,244	—	—
Stephen Michael	41,998	21,881	—	—

(1)

The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with us and/or a change in control of the Company. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of the Company under the terms of our 2006 Plan as noted under “Grants of Plan-Based Awards” above.

Change in Control Severance Benefit Plan

Messrs. Michael, Ghaderi and Melendrez participate in the Company’s Change in Control Severance Benefit Plan (the “Severance Plan”). Under the Severance Plan, executive officers of the Company selected to participate in the plan may become entitled to receive cash severance benefits if their employment is terminated by the Company without cause or by the executive for good reason (as such terms are defined in the Severance Plan), in either case within thirteen months following the date of a change in control (as defined in the Severance Plan) of the Company. The severance benefit amount for each of the Named Executive Officers listed above is payable in a lump sum and equals the greater of (i) the executive’s base salary for one year at the rate in effect at the time of the change in control, or (ii) the executive’s base salary per month at the rate in effect at the time of the change in control, multiplied by the number of the executive’s complete years of service with us (up to a maximum of 24 years of service). In addition, in the event that the executive’s benefits under the Severance Plan are subject to the excise tax imposed under Section 280G of the U.S. Internal Revenue Code (“Section 280G”), we will make an additional payment to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due (a “gross-up payment”). The executive is required to execute a release of claims in favor of us and our affiliates as a condition to receiving any benefits under the Severance Plan. As noted above, the equity-based awards held by our Named Executive Officers are also subject to accelerated vesting in connection with a change in control of the Company in accordance with the terms of the applicable plan under which the award was granted.

Under the terms of his offer letter with us, Mr. Kamsler would be entitled to accelerated vesting of his outstanding options and restricted stock unit awards and the same cash severance benefit as provided under the Severance Plan if a change in control of the Company were to occur and his position were either eliminated or substantially reduced in responsibility. Mr. Kamsler would not be entitled to a Section 280G gross-up payment under the terms of his offer letter.

If Mr. Kamsler and the Named Executive Officers covered under the Severance Plan had terminated employment under the circumstances described in the preceding paragraph on March 31, 2007, they would have been entitled to the following amounts:

Name	Cash Severance ($)(1)
J. Scott Kamsler(2)	285,000
Mir B. Ghaderi	244,400
Stephen Michael	254,567
Thomas R. Melendrez	416,667

(1)

These amounts represent the greater of (a) 12 months of the executive’s base salary or (b) one month of the executive’s base salary for each complete year of service with us, up to a maximum of 24 months of the base salary.

(2)

As noted above, Mr. Kamsler may be entitled to accelerated vesting of his outstanding options and restricted stock unit awards under his offer letter on certain changes of his position in connection with a change in control of the Company. If such circumstances had occurred on March 31, 2007, Mr. Kamsler would have been entitled to accelerated vesting of restricted stock unit awards with an intrinsic value of $465,611 (based on the closing stock price of $13.24 on March 30, 2007, the last trading day of the Company’s fiscal year). Mr. Kamsler’s outstanding and unvested stock options as of March 31, 2007 did not then have any intrinsic value as the exercise price of the options exceeded the $13.24 closing price.

We estimate that the payment of the foregoing amounts to each of these executives (including any acceleration of the executive’s equity-based awards that may apply in the circumstances) would not trigger excise taxes under Section 280G. (For purposes of this calculation, we have assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control.)

Please also see the discussion above under “New Executive Officer Employment Agreements” regarding change in control severance arrangements for Ralph Schmitt and Edward Lam.

Separation Arrangements

Roubik Gregorian. As noted above, Mr. Gregorian’s employment with us terminated on February 22, 2007. Pursuant to his Separation Agreement with us, Mr. Gregorian will receive severance benefits in the form of a lump sum cash payment in August 2007 equal to $910,000, which represents two times his base salary in effect at the time of his termination, and payment by us of the premiums to continue health coverage for Mr. Gregorian and his dependents for up to two years following his termination. As a condition to receiving these benefits, Mr. Gregorian was required to execute a release of claims in favor of us and our affiliates. Mr. Gregorian also agreed to provide consulting services to us at a fee of $1,000 per month for the three-month period following the termination of his employment. Mr. Gregorian is subject to a covenant not to solicit our employees until February 22, 2009. We agreed to extend the exercise period of Mr. Gregorian’s vested stock options until December 31, 2007.

Ronald W. Guire. As noted above, Mr. Guire’s employment with us terminated effective June 30, 2006. In connection with the termination of his employment, we entered into a separation agreement with Mr. Guire pursuant to which Mr. Guire received severance benefits of (i) payment in cash of $610,000, (ii) payment by us of the premiums to continue health coverage for Mr. Guire and his dependents through June 30, 2008 (or, if earlier, the date he becomes eligible to receive health insurance benefits from another employer), and (iii) accelerated vesting of his then-outstanding and unvested stock options (which covered 9,340 shares of our common stock) and the extension of the exercise period of his then-outstanding options until December 31, 2006. The separation agreement also includes a mutual release of claims by Mr. Guire and us and Mr. Guire’s covenants not to solicit any employees or customers of the Company through June 30, 2008.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

This section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The rules and regulations of the SEC require the Company to include in its Proxy Statement a report from the Audit Committee of the Board. The following report concerns the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process.

On behalf of the Board of Directors, the Audit Committee is responsible for providing an independent, objective review of the Company’s auditing, accounting and financial reporting process, public reports and disclosures and system of internal controls regarding financial accounting, as well as engaging and supervising the Company’s independent auditors. The Audit Committee is comprised solely of “independent directors” as defined in the Marketplace Rules of The NASDAQ Global Market and Directors who are “independent” as defined in SEC Rule 10A-3, and is governed by a written charter adopted by the Board of Directors, a copy of which can be viewed at the Company’s website: www.exar.com. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in the Audit Committee Charter (“Charter”), are intended to be in accordance with applicable requirements for corporate audit committees. The Committee chair, Mr. Hilton, is an “audit committee financial expert” within the meaning of Item 401 of SEC Regulation S-K.

The Audit Committee is responsible for recommending to the Board that the Company’s financial statements be included in the Company’s Annual Report. The Committee took a number of steps in making this recommendation for fiscal year 2007. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent auditors for fiscal 2007, those matters PricewaterhouseCoopers LLP communicated to and discussed with the Audit Committee under applicable auditing standards, such as Statement on Auditing Standards No. 61, as amended, “Communications with the Audit Committees,” including information concerning the scope and results of the audit. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP their independence, and received a letter from them regarding their independence as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” for auditors of public companies. Third, PricewaterhouseCoopers LLP confirmed with and to the Audit Committee that it was not aware of any errors, illegal acts or material weaknesses in internal accounting controls as is specified in Statements on Auditing Standards (“SAS”) 53, “The Auditors’ Responsibility to Detect and Report Errors and Irregularities;” SAS 54, “Illegal Acts;” and SAS 60, “Communication of Internal Control Structure Related Matters Noted in Audit.” Finally, the Audit Committee reviewed and discussed with Company management and PricewaterhouseCoopers LLP the Company’s audited consolidated balance sheet at March 31, 2007, and audited consolidated statements of income, cash flows and stockholders’ equity for the fiscal year ended March 31, 2007. Based on the discussions with PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, in June 2007 the Audit Committee as then constituted recommended to the Board that the Company’s Annual Report on Form 10-K for the year ended March 31, 2007 include these financial statements.

Respectfully submitted,

The Audit Committee

Brian Hilton, Chairman

John S. McFarlane

Pete Rodriguez

EXECUTIVE OFFICERS

Our executive officers and their ages as of August 31, 2007, are as follows:

Name	Age	Position
Ralph Schmitt	46	Chief Executive Officer and President, and Director
Lee Cleveland	44	Senior Vice President, Engineering (Interface & Power)
J. Scott Kamsler	59	Senior Vice President and Chief Financial Officer
Ed Lam	46	Senior Vice President, Product Lines
Stephen W. Michael	60	Senior Vice President, Operations and Reliability & Quality Assurance
L. Gene Schaeffer	43	Senior Vice President, Sales
Thomas R. Melendrez	53	General Counsel, Secretary and Executive Vice President, Business Development
Hung Le	46	Vice President, Engineering (VLSI)

Ralph Schmitt was appointed to the Company’s Board of Directors and as the Company’s President and Chief Executive Officer upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Prior to its acquisition by the Company, Mr. Schmitt served as chief executive officer of Sipex and as a member of Sipex’s board of directors since June 2005. Prior to joining Sipex, Mr. Schmitt was the vice president of Sales and Marketing at Cypress where he was responsible for the transformation of the organization and strategy from a product-based to a market-based approach. Throughout his career he has had considerable market exposure to the Asian market place as well as broad end markets including wireless, wireline, computation, consumer and industrial. Mr. Schmitt has also served on the boards of Cypress subsidiaries, Silicon Light Machines and Cypress Microsystems, and on the boards of privately held companies like Azanda Networks and Stargen. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer.

Lee Cleveland joined the Company upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Mr. Cleveland joined Sipex in September of 2003. Mr. Cleveland was promoted to senior vice president of engineering, effective October 1, 2005. Mr. Cleveland has held various technical and management positions at AMD and Sipex. Mr. Cleveland graduated from UC Berkeley with a degree in Electrical Engineering.

J. Scott Kamsler joined the Company in February 2007 as its Senior Vice President and Chief Financial Officer. Prior to joining the Company, he was Vice President and Chief Financial Officer at Centillium Communications, Inc., from July 2004 to February 2007. He also served as Vice President of Operations at Wyse Technology Inc. from 2003 to 2004 and as Chief Financial Officer at Tasman Networks, Inc. from 2000 to 2002. Prior to Tasman Networks, he served as Chief Financial Officer of four public companies: Symmetricom, Inc, DSP Technology Inc., Solitec, Inc. and E-H International, Inc. Earlier in his career, he held various finance positions at Intel Corporation and was an auditor with Peat Marwick Mitchell. Mr. Kamsler is a CPA and received his B.A. from Willamette University and his M.B.A. from the University of Washington.

Ed Lam joined the Company upon the acquisition of Sipex Corporation by the Company on August 25, 2007. Prior to joining the Company, Mr. Lam served as senior vice president, marketing and business development at Sipex since September 2005, and has over 20 years of analog semiconductor industry experience with National Semiconductor Corporation, where he served in various positions. Mr. Lam earned a BSEE from San Francisco State University.

Stephen W. Michael joined the Company in September 1992 as our Vice President New Market Development. In July 1995, he was appointed Vice President Operations, and in May 2001, he was appointed to his current position of Vice President, Operations and Reliability & Quality Assurance. Prior to joining the Company, he was Vice President and General Manager, Analog and Custom Products with Catalyst Semiconductor. Prior to Catalyst Semiconductor, he served in various senior positions at GE Semiconductor, Intersil, Fairchild and

National Semiconductor. Mr. Michael has over thirty years of semiconductor industry experience and holds a B.S. in Electrical Engineering from the University of California at Davis.

L. Gene Schaeffer joined the Company upon the acquisition of Sipex Corporation by the Company on August 25, 2007, and serves as the Company’s Senior Vice President of Sales. Prior to joining the Company, Mr. Schaeffer was Vice President, Worldwide Sales for Sipex. Mr. Schaeffer lead Sipex’s sales effort across all markets and businesses including the distribution channel. Mr. Schaeffer joined Sipex in January 2006 as the Vice President Sales for the Americas and Europe. Before joining Sipex, he served as the Vice President of Strategic Accounts at Cypress Semiconductor. During his eight year career with Cypress, he held positions of increasing responsibility in sales management including Vice President Channel Sales, Vice President Americas Sales, Director Strategic Accounts and Lucent Strategic Account Manager. Mr. Schaeffer began his semiconductor career in Distribution sales, and spent eight years selling for a manufacturers’ representative in the Mid-Atlantic market.

Thomas R. Melendrez joined the Company in April 1986 as its Corporate Attorney. He was promoted to Director, Legal Affairs in July 1991, and again to Corporate Vice President, Legal Affairs in March 1993. In March 1996, he was promoted to Corporate Vice President, General Counsel and in June 2001, he was appointed Secretary. In April 2003, he was promoted to General Counsel, Secretary and Vice President, Business Development and in July 2005, he was promoted to Senior Vice President, Business Development. In April 2007, he was promoted to his current position as General Counsel, Secretary and Executive Vice President, Business Development. Mr. Melendrez has over 25 years of legal experience in the semiconductor and related industries and he received a B.A. from the University of Notre Dame, a J.D. from the University of San Francisco, and an M.B.A. from Pepperdine University.

Hung P. Le joined the Company in March 1995 when the Company acquired Startech Semiconductor, Inc., where he served as Director of Technology. He currently serves as the Company’s Vice President, Engineering (VLSI). Prior to his current position, Mr. Le served as the Company’s Division Vice President of Technology since 2004, and before that was Director of Engineering. Prior to joining Startech in 1994, he was Manager of Technology at Sierra Semiconductor, Inc. Hung Le has 24 years of experience in semiconductor physics and design and has been issued 8 patents. He received his M.S. and B.S. in Electrical Engineering and Computer Science from Massachusetts Institute of Technology.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into arrangements with some of our executive officers, all of which are discussed under the section above entitled “Potential Payments Upon Termination or Change in Control”

We have entered into indemnity agreements with certain of our executive officers and Directors which provide, among other things, that we will indemnify such executive officer or Director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he/she may be required to pay in actions or proceedings to which he/she is or may be made a party by reason of his/her position as a Director, executive officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company’s Bylaws.

Mr. Pierre Guilbault, one of the Company’s Directors, is an executive officer of Future Electronics, the Company’s largest distributor. Mr. Guilbault joined the Company’s Board of Directors on August 25, 2007 in connection with the Company’s acquisition of Sipex Corporation. During fiscal 2007, approximately 20% of the Company’s revenue was derived from Future Electronics, and for the three month period ended June 30, 2007, approximately 22% of the Company’s revenue was derived from Future Electronics. For the six month period ended June 30, 2007, approximately 47% of Sipex’s revenue was derived from Future Electronics. The Company’s Audit Committee has reviewed the Company’s business relationship with Future Electronics and considered it in light of Mr. Guilbault’s membership on the Company’s Board of Directors, and has approved such business relationship and authorized the Company to continue to do business with Future Electronics. The Audit Committee will continue to monitor this business relationship. Mr. Guilbault is not an “independent director” under the listing standards of The NASDAQ Global Market as a result of the business relationship between the Company and Future Electronics. Future Electronics is also an affiliate of the Company’s largest stockholder, Rodfre Holdings LLC.

Under our related party transaction policies and procedures, information about transactions involving related persons is assessed by the Audit Committee. Related persons include (i) our Directors, executive officers and nominees to become a Director, (ii) any beneficial owner of more than 5% of any class of our voting securities, (iii) any immediate family members of the foregoing persons, or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or in which all the related persons, in the aggregate, have a 10% or greater beneficial ownership interest. If the determination were made that a related person has a material interest in any Company transaction (a “related party transaction”), then the Audit Committee would review, approve, ratify or, at its discretion, take other action with respect to the transaction. Any related party transaction would be disclosed to the extent required by SEC rules.

ACCOUNTANTS

The Company’s financial statements have been audited by PricewaterhouseCoopers LLP as independent auditors. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They do not expect to make any statement, but will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

COMMUNICATING WITH THE COMPANY

If you would like to receive information about the Company, without charge, you may use one of these convenient methods:

1.	To have information such as the Company’s latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report mailed to you, stockholders residing in the U.S., please call the transfer agent, Computershare, at 312-588-4990.

2.	To view the Company’s website on the Internet, use the Company’s Internet address: www.exar.com. The Company’s website includes product, corporate and financial data, as well as recent earnings releases, current stock price, an electronic file of this Proxy Statement, Form 10-K, Form 10-Q, the Company’s Annual Report to Stockholders, job listings, instructions on how to contact non-employee members of the Board of Directors, ethics policies and charters for each Committee of the Board of Directors. Internet access to this information has the advantage of providing you with up-to-date information about the Company throughout the year.

3.	To reach the Company’s Investor Relations representative, please call 510-668-7201.

If you would like to write to the Company, please send your correspondence to the following address:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attn: Investor Relations, M/S 210

The Board of Directors hopes that stockholders will attend the meeting. Whether or not you plan to attend, you are urged to complete, sign and return the enclosed Proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the meeting, and your cooperation will be appreciated. Stockholders who attend the meeting may vote their shares personally even though they have sent in their proxies.

A copy of the Annual Report of the Company for the fiscal year ended March 31, 2008 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting.

By Order of the Board of Directors

/s/ Thomas R. Melendrez
Thomas R. Melendrez
Secretary

September 11, 2007

DELIVERY OF THIS PROXY STATEMENT

The SEC adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual reports and Proxy Statements with respect to two or more securityholders sharing the same address by delivering a single annual report and Proxy Statement addressed to those securityholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

Brokers with account holders who are Company stockholders will be “householding” the Company’s Proxy materials. A single annual report and Proxy Statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate annual report and Proxy Statement, please notify your broker and direct your written request to Exar Corporation, Attention: Investor Relations M/S 210, 48720 Kato Road, Fremont, California 94538, or contact the Company directly at (510) 668-7201.

Stockholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker.

DETACH HERE	ZEXA92

PROXY

EXAR CORPORATION

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 11, 2007

The undersigned hereby appoints Richard L. Leza and Ralph Schmitt, or each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Exar Corporation which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Exar Corporation to be held at the corporate headquarters of Exar Corporation at 48720 Kato Road, Fremont, California 94538, on Thursday, October 11, 2007, at 3:00 Pacific Time, and at any and all continuations, postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date and promptly return in the enclosed return envelope which is postage prepaid if mailed in the United States.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EXAR CORPORATION

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZEXA91

☒	Please mark votes as in this example.	#EXA

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

1.	To elect four (4) Directors, each to hold office until the 2008 Annual Meeting of Stockholders or until his successor is duly elected and qualified, or until such Director’s earlier death, resignation or removal.

	For	Withhold		For	Withhold
(01) Pierre Guilbault	☐	☐	(02) Brian Hilton	☐	☐

	For	Withhold		For	Withhold
(03) Juan “Oscar” Rodriguez	☐	☐	(04) Ralph Schmitt	☐	☐

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To transact such other business as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Change of Address — Please print new address below.

Please sign exactly as name appears on this proxy card. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should give their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. If stock is registered in the names of two or more persons, each should sign.

Signature:	Date:	Signature:	Date: